Exhibit 99.1

JONATHAN LEWIS, M.D., Ph.D.  STEPS DOWN FROM DELCATH SYSTEMS BOARD OF DIRECTORS

New York, NY (December 4, 2008) - Delcath Systems, Inc. (Nasdaq: DCTH) today announced that Jonathan Lewis, M.D., Ph.D., has stepped down from his position as a director of the Company, effective December 2, 2008. Dr. Lewis advised the Company that his decision to leave the Delcath board is a result of additional commitments to new leadership positions.

Dr. Harold Koplewicz, Chairman of the Board of Directors of Delcath Systems, commented, "We all thank Jon for his dedicated service to Delcath and wish him the best in his future professional pursuits."

About Delcath Systems, Inc.

Delcath Systems, Inc. is a medical technology company specializing in cancer treatment.  The Company has developed a proprietary, patented system designed to improve the efficacy of cancer treatment while reducing the considerable, systemic side-effects of chemotherapy.  Delcath's novel drug delivery platform is capable of delivering anti-cancer drugs at very high doses to a specific organ or region of the body while preventing these high doses of drug from entering the patient's bloodstream.  The Company is currently enrolling patients in Phase III and Phase II clinical studies for the treatment of liver cancers using high doses of melphalan.  The Company's intellectual property portfolio consists of twenty-eight patents on a worldwide basis including the U.S., Europe, Asia and Canada.  For more information, please visit the Company's website at www.delcath.com.

This release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the current belief of management.  These statements relate to, among other things, the results to date of our phase III clinical trials as described above.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things: risks that any results of any trials to date are interim and may not be borne out or supported by subsequent or final results or that any such trials may not be fully completed as necessary; risks relating to our ability to further advance the development of the our system in clinical trials; risks of any failure to comply with regulations relating to our system, including FDA requirements; risks of failure to obtain the financial resources to complete development of our system; the risk that the FDA may interpret the results of our studies differently from any interpretation we may have; and all of the other risks discussed from time to time in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact:
Company Contact:
Delcath Systems, Inc.
Richard L. Taney
(212) 489-2100
rtaney@delcath.com

Investor Relations Contact:
Strategic Growth International, Inc.
Richard E. Cooper
(212) 838-1444
rcooper@sgi-ir.com

Public Relations Contact:
Rubenstein Associates, Inc.
Robin Wagge
(212) 843-8006
rwagge@Rubenstein.com